Exhibit 10.15

HUTCHINSON TECHNOLOGY INCORPORATED
2011 EQUITY INCENTIVE PLAN

Employee Restricted Stock Unit Award Agreement

Hutchinson Technology Incorporated (the “Company”), pursuant to Section 10 of its 2011 Equity Incentive Plan (the “Plan”), hereby grants an award of restricted stock units (“Units”) to you, the Participant named below.  The terms and conditions of this restricted stock unit Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document which is attached.  To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: **[_______________________]
Number of Units: **[_______]	Grant Date: __________, 20__
Vesting Schedule:

Vesting Dates	Number of Units that Vest

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Units specified in the table above.

PARTICIPANT:	HUTCHINSON TECHNOLOGY INCORPORATED

______________________________________	By:	______________________________________
	Title:	_____________________________________

Hutchinson Technology Incorporated
2011 Equity Incentive Plan
Employee Restricted Stock Unit Award Agreement

Terms and Conditions

1.
Grant of Restricted Stock Units.  The Company hereby grants to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Units specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock.  The Units granted to you will be credited to an account in your name maintained by the Company.  This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.
Restrictions on Units.  Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 2 shall be of no effect and shall result in the forfeiture of all Units.  The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 until satisfaction of the vesting conditions set forth in Section 3.

3.	Vesting of Units.

(a)
Scheduled Vesting.  If you remain a Service Provider to the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b)
Accelerated Vesting.  Vesting of the Units may be accelerated during the term of the Award under the circumstances described in Sections 12(b), (c) and (d) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

4.
Effect of Termination of Employment.  Except as otherwise provided in accordance with Section 3(b), if you cease to be a Service Provider prior to the Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

5.
Settlement of Units.  After any Units vest pursuant to Section 3, the Company shall, as soon as practicable (but no later than March 15 of the year following the calendar year in which such Units vest), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit.  Delivery of the shares shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

6.
Tax Consequences and Withholding.  As a condition precedent to the delivery of Shares in settlement of the Units, you are required to pay to the Company (or the Affiliate employing you), in accordance with Section 14 of the Plan, the amount of any required domestic or foreign tax withholding obligations, including any social security or social insurance obligation (“Tax Withholding Obligations”).  Your acceptance of this Award constitutes your instruction and authorization to the Company and any brokerage firm determined to be acceptable to the Company for such brokerage firm to:

•
sell on your behalf on the open market at the then prevailing market price(s) as soon as practicable on or after the applicable Unit vesting date the minimum whole number of Shares from the Shares issuable to you in settlement of the vested Units as is determined to be sufficient to generate cash proceeds adequate to satisfy such Tax Withholding Obligations and all applicable fees, commissions and costs of sale due to, or required to be collected by, the brokerage firm;

•	remit directly to the Company the cash amount necessary to cover the Tax Withholding Obligations;
•	retain the cash amount necessary to cover all applicable fees, commissions and costs of sale due to, or required to be collected by, the brokerage firm in connection with the sale of such Shares; and
•	remit any remaining funds to you.

In connection with any such sale to satisfy Tax Withholding Obligations and related fees, commissions and costs, you acknowledge that:

•
the authorization and instruction set forth in this Section 6 is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act, and to constitute a “10b5-1 Plan” as contemplated by the Company’s Insider Trading and Information Disclosure Policy;

•	you are not aware of any material, nonpublic information about the Company or any securities of the Company as of the date of this Agreement;
•	you are responsible for all fees, commissions and costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale;
•
neither the Company nor the designated brokerage firm is under any obligation to arrange for a sale at any particular price, and the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligations and related fees, commissions and costs of sale; and

•
it may not be possible to sell Shares at any particular point in time during the term of this 10b5-1 Plan due to (i) legal or contractual restrictions applicable to you or to the brokerage firm; (ii) a market disruption; (iii) rules governing order execution priority on the Nasdaq Stock Market or other exchange on which the Shares may then be traded; or (iv) a determination by the Company that sales may not then be effected under this 10b5-1 Plan.

You agree to promptly pay the Company, and hereby authorize the Company to withhold from any compensation or other amount payable to you, any amount of Tax Withholding Obligations that are not satisfied by the sale of Shares described above.

7.
No Shareholder Rights.  The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock.  You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you in settlement of the Units as provided in Section 5.

8.
Governing Plan Document.  This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.
Discontinuance of Service.  This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.
Section 409A of the Code.  The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

13.
Compensation Recovery Policy.  To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.